Exhibit 99.1

THORATEC ACQUIRES APICA CARDIOVASCULAR

(PLEASANTON, CA), July 2, 2014—Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, said today that it has acquired Apica Cardiovascular Limited (“Apica”) for an upfront cash payment of $35 million and potential future clinical and sales milestones of up to $40 million.  As part of the agreement, the Apica team based at facilities in Ireland and the United States will transition to Thoratec.

Apica has developed a suite of implant systems and devices designed to enable transapical surgical access.  These devices include a VAD Surgical Implant System (“SIS”) and the Apica Access Stabilization and Closure (“ASC”) device for use in transcatheter aortic valve replacement (“TAVR”) and transcatheter mitral valve replacement (“TMVR”) procedures performed with a transapical approach.  The Apica implant systems are meant to enable uniform access to the heart in transapical procedures with minimal interoperative and post-operative blood loss and a secure permanent closure that eliminates the need for sutures.  The VAD SIS specifically leverages the proven existing technology foundation of the ASC with the potential to support less invasive and off-pump implantation of HeartMate products while seeking to facilitate reproducible clinical outcomes and wider adoption of these implant techniques.

Thoratec will immediately assume ongoing development and commercialization of the Apica VAD SIS and ASC platforms.  The ASC device received CE Mark approval in 2013 and is currently in limited commercial launch throughout Europe.  The VAD SIS device has achieved important development milestones and Thoratec will continue to develop this technology to optimize its application for VAD implants prior to initiating human clinical trials.

“We believe Apica represents an exciting transaction that will further enhance the strong market position of our HeartMate product line over time through introduction of an elegant suite of products customized for VAD procedures,” said Gary F. Burbach, President and Chief Executive Officer.  “Once developed, we expect Apica’s unique technology benefits will enable both expansion of the overall VAD market as well as increased penetration for Thoratec devices,” he added.

Thoratec anticipates that the acquisition will add incremental operating expenses of approximately $3 million during the remainder of 2014 and $6-7 million in 2015, primarily related to research and development.  Additionally, since Apica is an Irish-domiciled entity, Thoratec’s tax rate will increase modestly during the developmental phase of the VAD SIS program due to the loss of U.S.-based expense deductions, although the company anticipates meaningful long-term tax benefits from this transaction.  Thoratec will also recognize transaction-related expenses, including the amortization of intangible assets, which will be quantified in the company’s second and third quarter earnings reports following completion of the purchase price allocation for the transaction.

Thoratec is a world leader in therapies to address advanced-stage heart failure.  The company’s products include the HeartMate II and HeartMate III LVAS (Left Ventricular Assist Systems) and Thoratec® VAD (Ventricular Assist Device) with more than 20,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures and distributes the CentriMag® and PediMag®/PediVAS® product lines. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s website at http://www.thoratec.com.

The preceding paragraphs contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “plans,” “projects,” “should,” “hopes,” “could,” “will,” “estimates,” “potential,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new products, including development and clinical trial timing, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, the effects of FDA or foreign regulatory authority requirements, our ability to address quality issues adequately and on a timely basis without a resulting recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, and the effects of competition. Forward-looking statements contained in this press release should be considered in light these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Contact:

Neil Meyer
Director of Investor Relations
Thoratec Corporation
(925) 738-0029